UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 8, 2006

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

At its meeting held on February 8, 2006, the HEI Compensation Committee (the Committee) took the following actions with respect to prospective awards under annual and long-term incentive plans for its Named Executive Officers, Robert F. Clarke, Chairman, President & Chief Executive Officer (CEO) of HEI; Constance H. Lau, President & CEO of American Savings Bank, F.S.B. (ASB); T. Michael May, President & CEO of Hawaiian Electric Company, Inc. (HECO); Eric K. Yeaman, Financial Vice President, Treasurer and Chief Financial Officer of HEI; and Patricia Uyehara Wong, Vice President-Administration and Corporate Secretary of HEI.

2006 Executive Incentive Compensation Plan

The Committee established the 2006 Executive Incentive Compensation Plan (EICP) financial and other operational measures for the Named Executive Officers. Mr. Clarke has an earnings per share goal (weighted 50%), a total return to shareholders goal (weighted 35%) and two operational goals related to the subsidiary companies (weighted 7.5% each). Mr. Yeaman has an earnings per share goal (weighted 50%), a total return to shareholders goal (weighted 25%) and one operational goal (weighted 25%). Ms. Wong has an earnings per share goal (weighted 50%), a total return to shareholders goal (weighted 25%) and one operational goal (weighted 25%). Mr. May has a consolidated utility net income goal (weighted 45%), a consolidated utility capital expenditures goal (weighted 10%) and five utility operational goals (weighted a total of 45%). Ms. Lau has an ASB net income goal (weighted 35%), an ASB return on assets goal (weighted 35%) and one operational goal (weighted 30%).

The EICP has a minimum financial performance threshold linked to earnings per share or net income (based on whether the measurement is at the Company or subsidiary level) which must be achieved before a bonus can be considered. The current minimum, target and maximum award level ranges differ for each of the Named Executive Officers and are based on a November 2005 competitive assessment undertaken by the Committee’s independent compensation consultant. Compensation for executive officers of the various companies are based on competitive references drawn from compensation surveys and are weighted as follows:

•	holding company - other electric utilities (25%), other financial institutions (25%), and general industry (50%)

•	electric utilities - other electric utilities (100%)

•	financial institution - other financial institutions (100%).

The prospective awards under the EICP for each of the Named Executive Officers currently range from 22.5% to 42.5%, from 45% to 85%, and from 90% to 170%, for the minimum, target, and maximum awards, respectively, of the midpoint of the executive salary grade ranges at the end of the year, but in any event not in excess of $2 million. Potential payouts if all goals are met at the target level are currently estimated as follows: Mr. Clarke, $625,600; Ms. Lau, $394,550; Mr. May, $330,600; Mr. Yeaman, $191,500 and Ms. Wong, $130,500.

2006- 2008 Long-Term Incentive Plan

The Committee established the financial measures for the 2006-2008 long-term incentive plan (LTIP) for the Named Executive Officers. All awards under the LTIP will be paid 60% in cash and 40% in HEI Common Stock. The LTIP goals are based on achieving financial criteria established by the Committee for a three-year period. A new three-year performance period starts each year.

For Mr. Clarke, Mr. Yeaman and Ms. Wong, there are two goals: (1) HEI return on average common equity goal (weighted 60%) and (2) total return to shareholders goal (weighted 40%). The return on average common equity goal is based on HEI’s 3-year return on average common equity. The total return to shareholder goal is based on HEI’s percentile position compared to a peer group. Mr. May has three LTIP goals: (1) HECO consolidated return on average common equity goal (weighted 40%), (2) HECO consolidated net income goal (weighted 40%) and (3) the total return to shareholders goal (weighted 20%). Ms. Lau also has three LTIP goals: (1) ASB return on average common equity (weighted 40%), (2) ASB net income (weighted 40%) and (3) the total return to shareholders goal (weighted 20%).

The prospective awards under the LTIP for each of the Named Executive Officers currently range from 30% to 65%, from 60% to 130%, and from 120% to 260%, for the minimum, target, and maximum awards, respectively, of the midpoint of the executive salary grade ranges projected to the end of the performance period, but in any event not in excess of $2.5 million. Potential payouts if all goals are met at the target level are currently estimated as follows: Mr. Clarke, $1,004,900; Ms. Lau, $510,400; Mr. May, $463,200; Mr. Yeaman, $241,200, and Ms. Wong, $183,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ Eric K. Yeaman
Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI) Date: February 8, 2006

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